UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 11, 2014

JMP Group Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33448

Delaware	20-1450327

(State or other jurisdiction of	(IRS Employer

incorporation)	Identification No.)

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

(Address of principal executive offices, including zip code)

415-835-8900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01           Other Events

On February 11, 2014, JMP Group Inc. (the “Company”) issued $6.3 million of its 7.25% Senior Notes due 2021 (the “Overallotment Notes”) pursuant to the underwriters’ exercise in full of their over-allotment option in connection with the Company’s offering of $42 million of 7.25% Senior Notes due 2021 (the “Offering”), which was completed on January 29, 2014. The net proceeds to the Company from the exercise of this option, after deducting discounts and commissions, but before expenses, are approximately $6.1 million.

The Overallotment Notes, as with the senior notes issued by the Company on January 29, 2014, were offered and sold pursuant to an effective Registration Statement on Form S-3 (File No. 333-183619) filed with the Securities and Exchange Commission on August 29, 2012, and a related prospectus and prospectus supplement on file with the Securities and Exchange Commission, and were issued pursuant to an Indenture, dated as of January 24, 2013, by and between the Company and U.S. Bank National Association, as trustee, as supplemented by a Second Supplemental Indenture, dated as of January 29, 2014.

Keefe, Bruyette & Woods, Inc., Jefferies LLC and JMP Securities LLC, acted as representatives of the several underwriters named in the Underwriting Agreement with the Company, dated January 22, 2014, pursuant to which the over-allotment option was exercised.

In connection with the offering of the Overallotment Notes, the Company is filing as Exhibit 5.1 hereto an opinion of counsel addressing the validity of the Overallotment Notes. Such opinion is incorporated by reference into the Registration Statement.

Item 9.01                      Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the Overallotment Notes.

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1 hereto).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP GROUP INC.

Date: February 11, 2014	By:	/s/ Scott Solomon

Scott Solomon

Chief Legal Officer and Secretary